UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

FALCONSTOR SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FALCONSTOR SOFTWARE, INC.
______________________________

March 28, 2012

To Our Stockholders:

We invite you to attend our annual stockholders’ meeting on Monday, May 7, 2012 at our worldwide headquarters located at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, at 9:00 a.m.

We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 28, 2012, we mailed our stockholders a notice containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at proxy.falconstor.com.

This booklet includes a formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and gives personal information about our director nominees.

Only stockholders of record at the close of business on March 16, 2012 will be entitled to vote at the annual meeting. Even if you only own a few shares, we want your shares to be represented at the annual meeting. We urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely yours,

/s/ James P. McNiel	/s/ Eli Oxenhorn
James P. McNiel	Eli Oxenhorn
President & Chief Executive Officer	Chairman of the Board of Directors

FALCONSTOR SOFTWARE, INC.
2 Huntington Quadrangle
Melville, NY 11747
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2012
________________
To Our Stockholders:

The 2012 Annual Meeting of Stockholders (“Annual Meeting”) of FalconStor Software, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, commencing at 9:00 a.m. (EDT) on Monday, May 7, 2012, to consider and to vote on the following matters described in this notice and the accompanying Proxy Statement:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012; and

3)	Any other matters that properly come before the meeting.

At the Annual Meeting, the Company intends to nominate Alan Kaufman and Irwin Lieber for election to the Board of Directors. Mr. Kaufman and Mr. Lieber are currently members of the Company’s Board of Directors. For more information concerning the nominees, please see the Proxy Statement.

The Board of Directors has fixed the close of business on March 16, 2012 as the record date for determination of stockholders entitled to vote at the Annual Meeting or any adjournment thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 47,239,167 shares of common stock were outstanding.

To assure representation at the annual meeting, stockholders are urged to return a proxy as promptly as possible.  You may return the proxy by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or online at www.proxyvote.com, or by telephone.  If returning your proxy by online vote or telephone, please follow the instructions on the Voting Information Form.  Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 7, 2012.  The proxy statement and the annual report to security holders are available at http://proxy.falconstor.com.

By Order of the Board of Directors,

/s/ Seth R. Horowitz
Seth R. Horowitz
Secretary

Melville, NY
March 28, 2012

FALCONSTOR SOFTWARE, INC.
2 Huntington Quadrangle
Melville, New York 11747
_________________

2012 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of FalconStor Software, Inc., to be held on Monday, May 7, 2012 beginning at 9:00 a.m. (EDT), at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012; and

3)	Any other matters that properly come before the meeting.

Who May Vote; Provision of Materials

Stockholders of FalconStor Software, Inc., as recorded in our stock register on March 16, 2012 (the “Record Date”), may vote at the meeting. As of this date, we had 47,239,167 shares of common stock eligible to vote. We have only one class of voting shares. All shares in this class have equal voting rights of one vote per share.

We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 28, 2012, we mailed our stockholders a notice containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at proxy.falconstor.com.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.  To vote by proxy, you can mail the enclosed card, you can call the phone number on the Voting Instruction Form you received, or you can vote at www.proxyvote.com.  If voting by phone or by the internet, have your Voting Instruction Form in hand and follow the instructions.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations, i.e., in favor of our director nominees and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

There are three ways to revoke your proxy. First, you may submit a new proxy with a later date up until the existing proxy is voted.  Second, you may vote in person at the meeting. Last, you may notify our Chief Financial Officer in writing at 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that we own are not voted and do not count for this purpose.

Votes Needed

The director nominees receiving a plurality of the votes cast during the meeting will be elected to fill the seats of our directors. For the other proposal to be approved, we require the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the plurality or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are not entitled to vote on the election of the directors. Brokers are entitled to vote on the ratification of the auditors.

Attending in Person

Only stockholders, their proxy holders, and our invited guests may attend the meeting. For security purposes, all persons attending the meeting must bring identification with photo. If you wish to attend the meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the meeting. For example, you could bring an account statement showing that you owned FalconStor Software, Inc., shares as of March 16, 2012 as acceptable proof of ownership.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of the Common Stock of FalconStor Software, Inc., outstanding at March 16, 2012, by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers identified in the summary compensation table, and (iv) all directors, nominees for director and Named Executive Officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Class (2)
The Estate of ReiJane Huai (3)	9,558,660	20.2%
3 Carlisle Drive
Old Brookville, NY 11545

Barry Rubenstein (4)	2,698,538	5.7%
68 Wheatley Road
Brookville, NY 11545

Marilyn Rubenstein (5)	2,698,538	5.7%
c/o Barry Rubenstein
68 Wheatley Road
Brookville, NY 11545

Eli Oxenhorn (6)	1,139,000	2.4%
56 The Intervale
Roslyn Estates, NY 11576

Irwin Lieber (7)	1,853,117	3.9%
80 Cuttermill Road Suite 311
Great Neck, NY 11021

Steven R. Fischer (8)	165,000	*

Alan W. Kaufman (9)	135,000	*

Seth Horowitz (10)	236,500	*

James P. McNiel (11)	864,707	1.8%

Bernard Wu (12)	546,804	1.2%

Bryan Urquhart (13)	-	*

All Directors, Nominees for Director and Executive Officers as a Group (14) (9 persons)	7,638,666	15.7%

*Less than one percent

1.
A person is deemed to be the beneficial owner of voting securities over which the person has voting power or that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities, or upon the lapse or the removal of all restrictions on shares of restricted stock. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

2.	Based upon shares of common stock outstanding at the Record Date, March 16, 2012, of 47,239,167.

3.
Based upon information contained in Forms 4 filed by Mr. Huai prior to his death in September, 2011, and certain other information. Consists of (i) 9,517,660 shares of common stock held by Mr. Huai and (ii) 41,000 shares of common stock held by The 2002 ReiJane Huai Revocable Trust, of which Mr. Huai is a trustee. Mr. Huai disclaimed beneficial ownership of the securities held by The 2002 ReiJane Huai Revocable Trust, except to the extent of his equity interest therein.

4.
Based upon information contained in Forms 4 and a report on Schedule 13D, (the “Woodland 13D”), filed jointly by Barry Rubenstein, Marilyn Rubenstein, Brookwood Partners, L.P. (“Brookwood”), Seneca Ventures (“Seneca”), Woodland Partners (“Woodland Partners”), Woodland Venture Fund (“Woodland Fund”), and Woodland Services Corp. (“Woodland Services”) with the Securities and Exchange Commission (“SEC”), as well as certain other information.  Consists of (i) 706,000 shares of common stock held by Mr. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (vii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (viii) 100,000 shares of common stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein, Mr. Rubenstein’s spouse, (ix) 10,000 shares of restricted stock, (x) 33,000 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012, and (xi) 1,258 shares of common stock held by Marilyn Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mr. Rubenstein’s spouse, Marilyn Rubenstein, except to the extent of his respective equity interest therein.

5.
Based upon information contained in the Woodland 13D and certain other information.  Consists of (i) 1,258 shares of common stock held by Mrs. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held in a joint account by Marilyn Rubenstein and Barry Rubenstein, Mrs. Rubenstein’s spouse, (vii) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (viii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (ix) 716,000 shares of common stock held by Barry Rubenstein, (x) 10,000 shares of restricted stock held by Barry Rubenstein, and (xi) 33,000 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mrs. Rubenstein’s spouse, Barry Rubenstein, except to the extent of her respective equity interest therein.

6.
Based on information contained in Forms 3 and 4 filed by Mr. Oxenhorn and certain other information. Consists of (i) 1,006,000 shares of common stock held by Mr. Oxenhorn, (ii) 90,000 shares of Common Stock held by the Eli Oxenhorn Family Limited Partnership (the “EOFLP”), (iii) 10,000 shares of restricted stock, and (iv) 33,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012. Mr. Oxenhorn disclaims beneficial ownership of the securities held by the EOFLP, except to the extent of his respective equity interests therein.

7.
Based on information contained in Forms 3, 4 and 5 filed by Mr. Lieber and certain other information. Consists of (i) 1,643,117 shares of common stock held by Mr. Lieber, (ii) 3,000 shares of common stock held in a joint account by Madeline Lieber and Irwin Lieber, Mr. Lieber’s spouse, (iii) 164,000 shares of common stock held by Buckland Focus Fund (“Buckland”) which Mr. Lieber is a General Partner, (iv) 10,000 shares of restricted stock, and (v) 33,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012. Mr. Lieber disclaims beneficial ownership of the securities held by Buckland, except to the extent of his respective equity interests therein.

8.
Based on information contained in Forms 4 filed by Mr. Fischer and certain other information.  Consists of (i) 24,900 shares of common stock held by Mr. Fisher, (ii) 20,100 shares of restricted stock and (iii) 120,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

9.
Based on information contained in Forms 4 filed by Mr. Kaufman and certain other information. Consists of (i) 24,900 shares of common stock held by Mr. Kaufman, (ii) 20,100 shares of restricted stock and (iii) 90,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

10.
Based on information contained in Forms 4 filed by Mr. Horowitz and certain other information. Consists of (i) 80,000 shares of common stock held by Mr. Horowitz and (ii) 156,500 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

11.
Based on information contained in Forms 4 filed by Mr. McNiel and certain other information. Consists of (i) 118,107 shares of common stock held by Mr. McNiel, (ii) 45,000 shares of restricted stock and (iii) 701,600 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

12.
Based on information contained in Forms 4 filed by Mr. Wu and certain other information. Consists of (i) 246,020 shares of common stock held by Mr. Wu and (ii) 300,784 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

13.	Based on information contained in Forms 4 filed by Mr. Urquhart and certain other information.

14.
Consists of (i) 6,055,582 shares of common stock held by all directors, nominees for director and executive officers as a group, (ii) 115,200 shares of restricted stock, and (iii) 1,467,884 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 16, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

A Form 4 for Mr. McNeil regarding a grant of options was filed late in 2011.  Based solely upon a review of Forms 3, 4, and 5, and amendments thereto furnished to the Company during the fiscal year ended December 31, 2011, the Company is not aware of any other director, officer, or beneficial owner of more than 10 percent of any class of Company equities who failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act, during the fiscal year ended December 31, 2011.

BOARD OF DIRECTORS

Independence

In accordance with the Company’s Corporate Governance Guidelines, and the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Standards”), a majority of the Company’s directors must be independent as determined by the Board. In making its independence determinations for directors, the Board looks to the Nasdaq Standards.

Under the Nasdaq Standards, a director is independent if: the director is not employed, nor is the director a family member of anyone employed as an executive officer by the Company or any parent or subsidiary; the director is not, and does not have a family member who is, a partner of the Company’s outside auditor or a former partner or employee of the outside auditor who worked on the Company’s audit during the past three years; the director has not, and does not have a family member who has, accepted more than $120,000 during the current or past three fiscal years from the Company or any of its affiliates (other than compensation paid to a family member who is an employee of the Company (other than an Executive Officer of the Company)); the director is not, nor is any family member of the director, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services that exceed five percent of the recipient’s consolidated gross revenues or $200,000, whichever is more; and the director is not, and does not have any family member who is, an executive officer of another company where any of the Company’s executive officers serve on the other company’s compensation committee.

The Board of Directors currently consists of six directors, five of whom, Messrs. Fischer, Kaufman, Lieber, Oxenhorn and Rubenstein are independent. Mr. McNiel is a non-independent management director who does not sit on any of our Board committees.  Mr. McNiel was elected a Director by the Board of Directors on January 11, 2011.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company.

The positions of Chairman of the Board and Chief Executive Officer are split.  Jim McNiel serves as Chief Executive Officer and Eli Oxenhorn serves as Chairman of the Board of Directors.

Several factors ensure that we have a strong and independent Board. All directors, with the exception of Mr. McNiel are independent as defined under the Nasdaq’s listing standards, and all committees of our Board are composed entirely of independent directors. In addition, the Nominating and Corporate Governance Committee and our Board have assembled a Board comprised of talented and dedicated directors with a wide range of expertise and skills. The Board regularly meets in executive session without management present.

Diversity

The Nominating and Corporate Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of, background, experience and point of views represented on the Board, and the committee will review its effectiveness in balancing these considerations when assessing the composition of the Board.

Role in Risk Management

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company's business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors' oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis. The Board has implemented a risk governance framework to:

1.	understand critical risks in the Company's business and strategy;

2.	allocate responsibilities for risk oversight among the full Board and its Committees;

3.	evaluate the Company's risk management processes and see they are functioning adequately;

4.	facilitate open communication between management and Directors; and

5.	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. These include a Code of Business Conduct, regular training of salespeople on risks and appropriate conduct, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

•
The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters, currency fluctuation and hedging, and investments. The Audit Committee oversees the internal audit function and the Company's ethics programs, including the Codes of Business Conduct. The Audit Committee members meet separately with the independent auditing firm.

•
The Compensation Committee evaluates the risks and rewards associated with the Company's compensation philosophy and programs. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

As a result of certain events involving the Company in 2010, the Audit Committee, the Compensation and the Board instituted new controls in the areas of financial reporting, compensation, equity grants and expenses.

Meetings

The Board of Directors met on twelve occasions during the fiscal year ended December 31, 2011. In addition to the meetings, the members of the Board of Directors sometimes take action by unanimous written consent in lieu of a meeting, which is permitted. All Directors attended at least 75% of the meetings of the Board of Directors during the times they were Directors.

Committees

The Board of Directors currently has three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a charter. These charters are available on the Company’s website at:
http://www.falconstor.com/BoardCommittees.

Audit Committee

The Audit Committee consists of Messrs. Fischer (Chair), Lieber and Rubenstein. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements, (3) the performance of the Company’s internal audit function and independent auditors, (4) the integrity of management and information systems and internal controls, and (5) the compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee is required to be “independent” as defined in the Nasdaq Standards and in Section 301of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that each member of the Audit Committee is “independent” under these standards. In addition, the Board has determined that, as required by the Nasdaq Standards, each member of the Audit Committee was able to read and to understand financial statements at the time of his appointment to the Audit Committee.

The Board has further determined that Mr. Fischer meets the definition of “audit committee financial expert,” and therefore meets comparable Nasdaq Standard requirements, because he has an understanding of financial statements and generally accepted accounting principles (“GAAP”); has the ability to assess GAAP in connection with the accounting for estimates, accruals, and reserves; has experience in analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; has an understanding of internal controls and procedures for financial reporting; and has an understanding of audit committee functions. Mr. Fischer acquired these attributes through education and experience consistent with the requirements of the Act.

The Audit Committee met five times during the fiscal year ended December 31, 2011. All members of the Audit Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2011.

The Company’s Board of Directors has adopted, and annually reviews, an Audit Committee Charter and Guidelines for Pre-Approval of Independent Auditor Services.  As indicated above, a copy of the Company’s Audit Committee Charter is available on the Company’s website at:
http://www.falconstor.com/BoardCommittees.

Compensation Committee

The Compensation Committee consists of Messrs. Kaufman, Lieber and Oxenhorn. Mr. Oxenhorn was chairman of the Compensation Committee until May 9, 2011. Mr. Lieber has been the chairman of the committee since that time. The Compensation Committee is appointed by the Board (i) to discharge the responsibilities of the Board relating to compensation of the Company's executives, (ii) to produce the annual report that is required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, and (iii) to administer, and to approve awards under, the Company’s equity-based compensation plans for employees. Under the Compensation Committee Charter, all members of the Compensation Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Compensation Committee are “independent” under these standards.

The Compensation Committee met seventeen times during the fiscal year ended December 31, 2011. All members of the Compensation Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Kaufman (Chair), Oxenhorn and Rubenstein. The Nominating and Corporate Governance Committee is appointed by the Board: (i) to identify individuals qualified to become Board members, (ii) to recommend to the Board director candidates for each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships and (iii) to perform a leadership role in shaping the Company's corporate governance policies, including developing and recommending to the Board a set of corporate governance principles. Under the Nominating and Corporate Governance Committee Charter, all members of the Nominating and Corporate Governance Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are “independent” under these standards.

The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2011. All members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2011.

Nominating Procedures and Director Qualifications

The Nominating and Corporate Governance Committee has adopted the following policies regarding nominations and director qualifications:

I.           Consideration of Nominees Recommended by Stockholders

The Committee recognizes that qualified candidates for nomination for Director can come from many different sources, including from the Company’s stockholders. The Committee will therefore consider any nominee who meets the minimum qualifications set forth below.

To propose a nominee, a stockholder must provide the following information:

1.	The stockholder’s name and, if different, the name of the holder of record of the shares.

2.	The stockholder’s address and telephone number.

3.	The name of the proposed nominee.

4.	The address and phone number of the proposed nominee.

5.	A listing of the proposed nominee’s qualifications.

6.	A statement by the stockholder revealing whether the proposed nominee has assented to the submission of her/his name by the stockholder.

7.	A statement from the stockholder describing any business or other relationship with the nominee.

8.	A statement from the stockholder stating why the stockholder believes the nominee would be a valuable addition to the Company’s Board of Directors.

The stockholder should submit the required information to:

Nominating and Corporate Governance Committee
c/o General Counsel
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

With a copy to:

Director Human Resources
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

If any information is missing, the proposed nominee will not be considered.

II.           Qualifications for Candidates

 The Committee believes that the Company and its stockholders are best served by having directors from diverse backgrounds who can bring different skills to the Company. It is therefore not possible to create a rigid list of qualifications for Director candidates. However, absent unique circumstances, the Committee expects that each candidate should have the following minimum qualifications:

•
Substantial experience with technology companies. This experience may be the result of employment with a technology company or may be gained through other means, such as financial analysis of technology companies;

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about the Company's business;

•	Willingness to represent the best interests of all stockholders and to objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director's responsibilities to the Company and its stockholders.

At any time, the Committee may be looking for director candidates with certain qualifications or skills to replace departing directors or to complement the skills of existing directors and to add to the value of the Board of Directors.

III.           Identification and Evaluation of Candidates

Candidates for director may come from many different sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders.

In each instance, the Committee will perform a thorough examination of the candidate. An initial screening will be performed to ensure that the candidate meets the minimum qualifications set forth above and has skills that would enhance the Board of Directors. Following the initial screening, if the candidate is still viewed as a potential nominee, the Committee will perform additional evaluations including, among other things, some or all of the following: Detailed resume review; personal interviews; interviews with employer(s); and interviews with peer(s).

All candidates will be reviewed to determine whether they meet the independence standards of the Nasdaq Standards. Failure to meet the independence standards may be a disqualifying factor based on the Board of Director’s composition at the time. Even if failure to meet the independence standards is not by itself disqualifying, it will be taken into account by the Committee in determining whether the candidate would make a valuable contribution to the Board of Directors.

Contacting the Board of Directors

Stockholders and others may contact FalconStor’s Board of Directors by sending a letter to:

Board of Directors
FalconStor Software, Inc.
2 Huntington Quadrangle, Suite 2S01
Melville, NY  11747

or by clicking on the “Contact FalconStor’s Board of Directors” link on the FalconStor Corporate Governance home page at: http://www.falconstor.com/ContactBoard.

Communications directed to the Board of Directors are screened by the Company’s Legal and/or Investor Relations departments. Routine requests for Company information are handled by the appropriate Company department. Other communications are reviewed to determine if forwarding to the Board of Directors is necessary or appropriate. The Board of Directors receives a quarterly summary of all communications that are not forwarded to the Board’s attention. All communications are kept on file for one year for any Director who wishes to view them.

Attendance at Annual Meetings

The Company’s policy is that, except for unusual circumstances, all board members should attend the Company’s Annual Meetings of Stockholders. All board members, except for Alan Kaufman, attended the Company’s 2011 Annual Meeting of Stockholders.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s bylaws authorize the Board of Directors to fix the number of directors and provide that the directors shall be divided into three classes, with the classes of directors serving for staggered, three-year terms.

The Company currently has six Directors.

Nominees

Alan Kaufman and Irwin Lieber were nominated by the Company’s Nominating and Corporate Governance Committee as the Board of Directors’ nominees for director. Mr. Kaufman and Mr. Lieber are currently directors of the Company. It is proposed that Mr. Kaufman and Mr. Lieber be elected to serve until the Annual Meeting of Stockholders to be held in 2015 and until their successors are elected and shall have qualified.

Unless authority is specifically withheld, proxies will be voted for the election of Mr. Kaufman and Mr. Lieber to serve as a director of the Company for a term which will expire at the Company’s 2015 Annual Meeting of Stockholders and until a successor is elected and qualified. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Name	Position	Age	Director Since
Alan Kaufman	Director Nominee	72	2005
Irwin Lieber	Director Nominee	72	2009

 Alan W. Kaufman is an experienced technology executive with over thirty five years of experience in the computer and software industries. He was a director of Appfluent Technologies from October 2002 to May 2009. He was a director of NetIQ Corporation from August 1997 until its merger with Attachment Corporation in August 2006. Mr. Kaufman served as a director of QueryObject Systems Corp. from October 1997 to March 2002. He also served as QueryObject Systems' Chairman of the Board from May 1998 to October 1999, and as President and Chief Executive Officer from October 1997 to December 1998, when he retired. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to December 1996, Mr. Kaufman held various positions at Cheyenne Software including EVP of World Wide Sales. Mr. Kaufman was the founding president of, and was on the Board of Directors of, the New York Software Industry Association. He is on the Advisory Board of the CUNY (City University of New York) Institute for Software Design and Development. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University. Mr. Kaufman has been a director of the Company since May 2005, and his term as a Director of the Company expires in 2012.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kaufman should serve as a director: his professional background and experience, current and previously held senior-executive level positions; his service on other public and private company boards; FalconStor board experience, board attendance and participation; and his extensive experience in technology and sales and marketing.

Irwin Lieber is a general partner and co-founder of Wheatley Partners and Chairman of GeoCapital LLC. Mr. Lieber formed GeoCapital, an investment management company focused on small capitalization companies in a variety of industries, including technology, in 1979. Mr. Lieber was also a founding General Partner of GeoCapital Ventures, a fund investing in information services and software companies. He currently serves, or previously has served, on the Boards of Merlot Communications, Softlink, Evoke Software, Band Digital, Cheyenne Software, Seniors 4 Living, Inc., Tried Systems, Inc., CertPoint Systems, Inc., and Blackbook, Inc. Mr. Lieber is a Chartered Financial Analyst and holds a M.S. in Electrical Engineering from Syracuse University. Mr. Lieber was a director of a predecessor of the Company from 2000 through August 2001. Mr. Lieber has been a Director of the Company since November, 2009, and his term as a Director of the Company expires in 2012.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Lieber should serve as a director: his professional background and experience; his service on other public and private company boards; and expertise in public company finance and analysis.

Continuing Directors

The names of the directors, whose terms expire at the 2013 and 2014 Annual Meetings of Stockholders of the Company, who are currently serving their terms, are set forth below:
Name	Position	Age	Director Since
Steven Fischer	Director	66	2001
James P. McNiel	Director	48	2011
Eli Oxenhorn	Director	65	2009
Barry Rubenstein	Director	67	2009

Steven R. Fischer is a private investor. From July 2004 through July 2008, he was president of Capital One Leverage Finance Corp. and its predecessor entity. From February 2004 until July 2004, he was a consultant to financial institutions. From 1992 to February 2004, he held multiple executive management and financial positions, including most recently President, with Transamerica Business Capital Corporation, a member of the Transamerica Finance Corporation family of companies, specializing in secured lending for mergers, acquisitions and restructurings. From 1981 to 1992, he served as Vice President and Regional Manager of Citibank, N.A. Since 1995, he has served as a director of ScanSource, Inc., a value-added distributor of POS and bar code products. Beginning in 2001 he served on the board of advisors of Keltic Financial LLC., a privately held finance company that funds middle market companies. He holds a B.S. in Economics and Accounting from Queens College and an M.B.A. from Baruch College. Mr. Fischer has been a Director of the Company since August 2001, and his term as a director of the Company expires in 2014.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Fischer should serve as a director: his professional background and experience; his previously held senior-executive level positions; his service on other public and private company boards, FalconStor board experience, board attendance and participation; and his extensive experience in public company finance and analysis.

James P. McNiel has been President and Chief Executive Officer of the Company since January 11, 20111. From September 28, 2010 to January 11, 2011, Mr. McNiel was Interim President and Interim Chief Executive Officer of the Company.  From December 2009 to September, 2010, Mr. McNiel was a Vice President and Chief Strategy Officer of the Company. From 2006 to 2010, Mr. McNiel was President and Chief Executive Officer of Fifth Generation Systems, Inc., a social media software company.  From 1997 to 2006, Mr. McNiel was a General Partner of Pequot Ventures where he managed successful investments in Netegrity, NetGear, OutlookSoft, and other technology companies. Mr. McNiel is a director of Interfusio, Ltd.  Mr. McNiel is a graduate of the Wharton School Advanced Management Program and obtained a Certificate of Finance for Technology Executives from the Sloan School of Management.  Mr. McNiel has been a Director of the Company since January 11, 2011 and his term as a Director of the Company expires in 2013.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. McNiel should serve as a director:  his leadership role at the Company; his performance at the Company; his history with software and other technology companies; and his service on other company and not-for-profit boards.

Eli Oxenhorn is a private investor in emerging-growth technology companies and has served as an adviser to Wheatley Partners. From 1984 to 1994, Mr. Oxenhorn served as Chairman and CEO of Cheyenne Software, Inc., which he built into a billion-dollar industry leader in providing backup and archiving solutions for networked computers. Mr. Oxenhorn has also held several senior management positions at Gates/FA, including Chairman of the Board from 1987 to 1989. From 1974 to 1983, Mr. Oxenhorn held various senior technology positions at Warner Communications. Mr. Oxenhorn is a director of CertPoint Systems, Inc. Mr. Oxenhorn has been Director of the Company since November, 2009, and his term as a Director of the Company expires in 2014.  Mr. Oxenhorn has been Chairman of the Board of the Company since September 2010.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Oxenhorn should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Barry Rubenstein is a general partner of Wheatley Partners. Mr. Rubenstein has been investing in technology companies since 1976 and was a founder or founding consultant to several, including Applied Digital Data Systems, Inc., Safeguard Scientifics, Inc., Novell, Inc., and Cheyenne Software, Inc., where he served as chairman and CEO. Mr. Rubenstein is serving or has served on the boards of USWeb, Picazo Communications, FatWire, CertPoint Systems, Inc., Seniors 4 Living, Inc., and other technology companies. He holds a Master's in Electrical Engineering and Computer Sciences from New York University. Mr. Rubenstein was a director of a predecessor of the Company from February 2000 through August 2001, Chairman of the predecessor from July 2000, through August, 2000, and President of the predecessor from February 2000 through July 2000. Mr. Rubenstein has been a Director of the Company since November, 2009, and his term as a Director of the Company expires in 2013.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Rubenstein should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Directors who are also employees receive no compensation for serving on the Company’s Board of Directors. Non-employee directors are reimbursed for all travel and other expenses incurred in connection with attending Board and Committee meetings.

For 2011, the cash fee for the Chairman of the Board was set at $45,000.

For 2011, the cash fee for all other outside directors was set at a base amount of $26,500 per director. The chairperson of the Audit Committee received an additional $10,000 per annum and the chairperson of any other Board committee received an additional $5,000 per annum. In addition, outside directors received $3,000 per annum for each committee on which they serve in a capacity other than chairperson. Cash director fees were paid quarterly in arrears. Because all directors are expected, absent unusual circumstances, to attend all meetings of the Board and all meetings of the committees on which they serve, outside directors typically do not receive any payment based on attendance at meetings. If circumstances require an unusually large number of meetings, the Company may compensate outside directors with additional cash in recognition of the increased time devoted to Company matters.

Non-employee directors also are eligible to receive grants of options to purchase Company common stock or restricted shares of Company common stock under the FalconStor Software, Inc., 2010 Outside Directors Equity Compensation Plan (the “2010 Plan”).  Initially, 400,000 shares were reserved under the 2010 Plan.  The 2010 Plan expires in 2013.  On May 9, 2011, each of the non-employee directors was awarded options to purchase 10,000 shares of Company common stock under the 2010 Plan.  The options vest 33%, 33% and 34% on the first three anniversaries of the grant, or immediately if the non-employee director’s term in office expires and the director is not nominated for another term.

           The table below sets forth the compensation received by our non-employee directors for the year 2011.

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(1)	(2)	Total
Steven R. Fischer	$36,500	$41,200	$77,700

Alan W. Kaufman	$34,500	$41,200	$75,700

Irwin Lieber	$33,815	$41,200	$75,015

Eli Oxenhorn (3)	$45,350	$41,200	$86,550

Barry Rubenstein	$32,500	$41,200	$73,700

(1)	Fees were earned in 2011 and paid in both 2011 and 2012.

(2)
The Company granted 10,000 shares of restricted stock to each non-employee director on May 9, 2011 at a grant date fair value of $4.12 per share, that vest over three-years at 33%, 33% and 34%, respectively. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation.

(3)
On May 6, 2011, Mr. Oxenhorn opted to participate in the FalconStor Software, Inc. Director Compensation Deferral Plan (the “Deferral Plan”).  Under the Deferral Plan, Mr. Oxenhorn elected to defer 100% of his earned 2011 director fees. Any deferred payments will be made in a single lump sum within 60 days of May 31, 2013, or if earlier, within 60 days of Mr. Oxenhorn’s separation from service, disability or death.

MANAGEMENT

Executive Officers of the Company

The following table contains the names, positions and ages of the executive officers of the Company who are not directors.
Name	Position	Age
Seth Horowitz	Vice President, General Counsel and Secretary	48
Bryan Urquhart	Vice President, Chief Financial Officer and Treasurer	48
Bernard Wu	Vice President, Business Development	54

Seth Horowitz has served as Vice President, General Counsel and Secretary of the Company since January 2003. From March 2002 through December 2002, Mr. Horowitz served as Corporate Counsel to the Company. Before joining the Company, Mr. Horowitz held positions with NewView Technologies, Inc., Reliance Group Holdings, Inc., and Fried, Frank, Harris, Shriver & Jacobson. Mr. Horowitz also served as a clerk to The Honorable Milton Pollack. Mr. Horowitz received his J.D. from Columbia Law School and he received his A.B. from Harvard College.

Bryan Urquhart has served as Chief Financial Officer, Treasurer and a Vice President since November, 2011.  An experienced finance and operations executive with 20 years of experience, Mr. Urquhart oversees FalconStor’s worldwide financial operations. From February 2007 through October, 2011, Mr. Urquhart served as executive vice president and CFO at a division of Intergraph Corporation. Prior to Intergraph, he was the senior vice president of worldwide operations and finance at Computer Associates, Inc. (CA), where he managed strategic planning, development, and business operations. Mr. Urquhart joined CA after its acquisition of Sterling Software, where he was vice president and CFO of the Storage Management Division. Mr. Urquhart received a degree in accounting from the Glasgow College of Technology.

Bernard Wu has served as Vice President of Business Development of the Company and its predecessor entity since November 2000. From 1998 to October 2000, Mr. Wu was Senior Vice President of sales and marketing for the Internet Outsourcing Division of Trend Micro, a leading Internet security software company. Mr. Wu had worldwide responsibility for defining, launching, and managing OEM, service, and alliance partnerships with ISPs, ASPs, telecommunication carriers, and other software companies for the purpose of offering network-based security services. Prior to that, Mr. Wu had 15 years’ experience in various executive and managerial positions at companies such as Intel, Seagate, Conner Peripherals, and Computer Associates/Cheyenne in areas including product development, marketing, and OEM/channel sales of RAID, optical, and tape-based storage management software and subsystems. In 1996 he co-authored a patent in the area of SCSI enclosure management services which has been widely adopted in the industry. Mr. Wu has a BS/MS in engineering from the University of California at Berkeley and an MBA from University of California at Los Angeles Anderson School of Management.

Code of Ethics

In May, 2004, the Company adopted a Code of Ethics that applies to the Company’s principal executive, financial and accounting officers.  The Code of Ethics is available at: http://www.falconstor.com/CodeOfEthics.

EXECUTIVE COMPENSATION

A.  COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation programs for our Chief Executive Officer, our Chief Financial Officer, and our other Executive Officers (each a “Named Executive Officer” or “NEO”).

Roles and Responsibilities

Our Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our Named Executive Officers and ensuring that these NEOs are compensated in a manner consistent with the objectives and principals set forth below.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. The Committee is responsible for negotiating the terms of an employment agreement with our Chief Executive Officer and for annually evaluating his performance. Our Chief Executive Officer annually reviews the performance of each of the other NEOs and presents to the Compensation Committee his recommendations, including salary adjustments and incentive compensation. The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives. The Committee also considers benchmark competitive compensation market data, the compensation of other Company executives, and the Named Executive Officers’ levels of responsibility, prior experience, breadth of knowledge and job performance when making compensation decisions for all of our Named Executive Officers.

The role of Company management is to provide reviews and recommendations for the Compensation Committee’s consideration and to manage operational aspects of the Company’s compensation programs, policies, and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending equity awards for officers and employees. Management also prepares tally sheets which set out all components of total compensation for our Named Executive Officers, including salary, incentive compensation and outstanding equity awards. The results of any reviews, and the recommendations, are provided to the compensation committee in written form. The Company’s Chief Financial Officer, in conjunction with the CEO, typically discusses the information with the compensation committee.  The Compensation Committee, from time to time, gets advice from the Company’s General Counsel on legal, compliance and regulatory issues related to the compensation of the NEOs.

Compensation Objectives

For all Named Executive Officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for our Named Executive Officers, the following are the Compensation Committee's objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interests of our stockholders; and

•
Enhance the officers' incentive to maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and grants of restricted stock.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers are:

•	Base salary;
•	Non-equity incentive plan compensation;
•	Long-term equity incentives; and
•	Other benefits

Base salary

We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally target our executive officer base salaries against the 50th — 75th percentile of comparable companies. In some circumstances it may be necessary to provide compensation above these levels; these circumstances include the need to retain key individuals, to reward individual performance, and/or to attract individuals with the necessary skill set. Salaries for the Named Executive Officers are suggested by Company management and reviewed and approved by the Compensation Committee.

Salaries for the Named Executive Officers are typically reviewed annually.

Mr. McNiel’s base salary for 2010 was based on the terms set forth in an offer letter. His compensation for 2011, 2012 and 2013 is based on the terms of his employment agreement as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below.  Base salaries for NEOs, other than the CEO, whose base salary is contractual, may be adjusted for performance-based compensation if the ratio between base and performance-based compensation changes significantly. For example, if the value of long-term performance-based incentive grants was to substantially decline due to market conditions, the Compensation Committee might consider increasing base salary in order to retain the NEOs. No adjustments to the base salaries for the NEOs were made in 2011.

Non-Equity Incentive Plan Compensation

From the inception of the Company through 2011, non-equity incentive compensation for the Named Executive Officers was awarded on an ad hoc basis upon recommendation from the Company’s Chief Executive Officer to reward the performance of the executive officers and in accordance with the Company’s performance. No such bonuses were paid for 2011.

In March, 2012, we adopted the 2012 Management Incentive Bonus Plan (the “2012 Plan”).  The 2012 Plan is designed to reward performance against key corporate goals and covers both the Named Executive Officers and other members of our Company’s management team. The non-equity incentive plan compensation targets were approved after considering targets for comparable positions at the benchmark companies discussed below; the scope of and accountability associated with each Named Executive Officer’s position; and the performance and experience of each Named Executive Officer. The performance metrics against which our Named Executive Officers are measured are determined by Company management in consultation with the Compensation Committee and are clearly communicated, consistently applied and are focused on corporate objectives. The 2012 Plan incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value.  In addition to the metrics, there is a component of judgment in the actual bonuses to be granted to Messrs. Horowitz, Urquhart and Wu.

For our Named Executive Officers, the components of the potential bonus are as follows:

Named Executive Officer	Total Revenue	Total Profit	Discretion
CEO	50%	50%	--
CFO	30%	60%	10%
General Counsel	30%	60%	10%
VP, Business Development	60%	30%	10%

Payments based on revenue achievement begin at 80% of the target and go up to 125% of the target. Payments are equal to achievement up to 100% of target and are accelerated above 100% of target to a maximum payout of 150% at 125% achievement.

Payments based on profit achievement begin at 80% of the target and go up to 150% of the target. Payments are equal to achievement up to 100% of target and are accelerated above 100% of target to a maximum of 200% at 150% achievement.

At 100% of plan, Messrs. McNiel and Urquhart would each receive a payment equal to 100% of their base salaries and Messrs. Horowitz and Wu would each receive a payment equal to 40% of their base salaries.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation to further align the interests of our Named Executive Officers with our stockholders.

The Compensation Committee is responsible for determining the individuals who will be granted options and/or restricted shares, the number of options and/or restricted shares each individual will receive, and the terms of the options or restricted shares, including the exercise period of each option, and the vesting period of each option and/or restricted share. The number of stock options and/or restricted shares granted to each Named Executive Officer is determined by the Compensation Committee based upon several factors, including the executive officer's salary grade, performance and the value of the stock options and/or restricted shares at the time of grant. We grant options at the fair market value of the underlying stock on the date of grant.  Discretionary long-term incentive awards granted to the Named Executive Officers are discussed under the heading “Narrative Discussion to Summary Compensation Table," below.

Other benefits

Our Named Executive Officers participate in benefit programs that are substantially the same as all other eligible employees of our company.

Consultants and Benchmarking

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Compensation Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Compensation Committee typically conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. In addition, the Compensation Committee takes into account input from other independent members of our board of directors.  The Compensation Committee reviews and considers tally sheets provided by Company management in order to make sure that it receives the full picture of the NEOs compensation. The Compensation Committee uses the tally sheets to have a picture of both annual cash compensation and equity compensation. Using this information, the Compensation Committee determines whether a particular executive’s compensation is appropriate given the executive’s role, experience and performance.

From time to time, the Compensation Committee also considers, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation Committee compares our executive compensation against the compensation paid by these peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is another tool that can be used as part of our compensation-related decision-making process. In 2011, we used some comparative data from CommVault Systems, Inc., Compellent Technologies, Inc., Double-Take Software, Inc., and Isilon Systems, LLC, technology companies that are competitors and/or located in the same geographic region as the Company and/or with similar sales and market capitalization to the Company.

Although generally we believe that executive base salaries should be targeted taking into consideration the median of the range of salaries for executives in similar positions at comparable companies, we recognize that, to attract, retain and motivate key individuals, such as the Named Executive Officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our Named Executive Officers that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each Named Executive Officer is determined around this structure, driven by the performance of the Named Executive Officer over time, as well as our annual performance.

Employment Agreements

We have an employment agreement with our Chief Executive Officer. We do not have employment agreements with any other Named Executive Officers.

The employment agreement with Mr. McNiel is used by the Company to establish key elements of the agreement between the Company and Mr. McNiel, including the proposed minimum period of employment and the fundamental elements of compensation. The agreement also facilitates the creation of covenants, such as those regarding competition during after the employment period or limitations on the reasons for which Mr. McNiel may be terminated, that would not otherwise be part of the employment relationship. The terms of the agreement with Mr. McNiel are set out below in the section “Summary Compensation Table.”

Severance and Change in Control Agreements

The Named Executive Officers are each participants in the 2005 Key Executive Severance Protection Plan (the “2005 Plan”). The terms of the 2005 Plan that provide the terms of our severance and change in control agreements are set out below in the section “Potential Payments Upon Severance or Change in Control.”

We created the 2005 Key Executive Severance Protection Plan because we wanted to insure the continuity of management if there was an actual or potential change in control event. The 2005 Plan provides peace of mind for the Named Executive Officers that their livelihoods will not be affected by the actual or potential change in control. This means that they will not be distracted by concerns for their own benefit during such an event. In addition, the 2005 Plan helps to attract and to retain the Name Executive Officers.

Mr. McNiel’s employment agreement with the Company also contains certain severance provisions.  These provisions are discussed below in the section “Potential Payments Upon Severance or Change in Control.”

Risk Assessment of the Company’s Compensation Policies

The Compensation Committee reviews the compensation and benefit plans generally for all employees in addition to its review for the NEOs. The Compensation Committee has determined that because of the mix of long term and short terms incentives in the Company’s compensation and benefit plans, it is not reasonably likely that the Company’s compensation and benefit plans would have a material adverse effect on the Company.

“Say on Pay”

In 2011, the Company’s stockholders approved the compensation of the Named Executive Officers. The Compensation Committee views this approval as validation of the Company’s compensation philosophy and mechanics.

In 2011, the Company’s stockholders also voted to hold “say on pay” votes every three years.

2011 Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement.

Compensation Committee:
Alan W. Kaufman
Irwin Lieber (Chair)
Eli Oxenhorn

B.  Summary Compensation Table

Name	Year	Salary	Stock Awards		Option Awards		All Other Compensation		Total

James P. McNiel	2011	$400,000	$289,900	(3)	$3,483,800	(6)	$29,257	(10)	$4,202,957
President and Chief Executive Officer	2010	$200,000	$211,324	(4)	$-		$-		$411,324
(Principal Executive Officer)

Bryan Urquhart	2011	$45,490	$-		$495,000	(7)	$-		$540,490
Vice President and Chief Financial Officer
(Principal Financial Officer) (1)

Bernard Wu	2011	$250,000	$-		$109,500	(8)	$-		$359,500
Vice President -	2010	$250,000	$-		$-		$-		$250,000
Busness Development	2009	$250,000	$202,500	(5)	$176,000	(9)	$-		$628,500

Seth Horowitz	2011	$250,000	$-		$109,500	(8)	$-		$359,500
Vice President -	2010	$250,000	$-		$-		$-		$250,000
General Counsel and Secretary

James Weber	2011	$250,000	$-		$-		$-		$250,000
Former Vice President and	2010	$250,000	$-		$-		$-		$250,000
Chief Financial Officer (2)	2009	$250,000	$202,500	(5)	$176,000	(9)	$-		$628,500

(1)
Mr. Urquhart was hired on November 3, 2011, as the Company’s Vice President and Chief Financial Officer. On November 10, 2011, Mr. Urquhart was named an Executive Officer of the Company. The amounts set forth in the table reflect Mr. Urquhart’s total compensation in 2011 from November 3, 2011.

(2)
Mr. Weber ceased to be an Executive Officer of the Company on November 10, 2011, but continued to be compensated at the same level for the balance of 2011. The amounts set forth in the table reflect Mr. Weber’s total compensation in 2011.

(3)
The Company granted 90,000 restricted stock awards on January 11, 2011 to Mr. McNiel. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted In accordance with Mr. McNiel’s employment agreement and subject to a two-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(4)
The Company granted 13,661, 16,178, 16,587, and 17,483 restricted stock awards on March 2, 2010, July 2, 2010, September 2, 2010 and December 20, 2010, respectively, to Mr. McNiel. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. Each of the awards was granted In accordance with Mr. McNiel’s original employment arrangement and was immediately vested upon grant. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(5)
The Company granted 90,000 restricted stock awards on March 9, 2009, to each of Messrs. Wu and Weber. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The award was granted on a discretionary basis and is subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(6)
The Company granted 1,520,000 stock options on January 11, 2011 to Mr. McNiel. Of this amount, 1,220,000 stock options were approved by the Company’s stockholders’ at the annual meeting of stockholders on May 9, 2011. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted In accordance with Mr. McNiel’s employment agreement and subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(7)
The Company granted 300,000 stock options on November 7, 2011 to Mr. Urquhart. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted In accordance with Mr. Urquhart’s arrangement and subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(8)
The Company granted 50,000 stock options on May 9, 2011 to each of Messrs. Wu and Horowitz. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted on a discretionary basis and are subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(9)
The Company granted 160,000 stock options on March 9, 2009 to each of Messrs. Wu and Weber. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted on a discretionary basis and are subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2011 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(10)
The Company paid $29,257 in transportation costs for Mr. McNiel. The 2011 Employment Agreement provides that, in light of the Company’s location and a disability that prevents Mr. McNiel from driving a car, the Company will provide transportation so that Mr. McNiel may commute to and from the Company’s offices and to travel to other locations where business is being conducted.  In lieu of providing the transportation, on prior notice to Mr. McNiel, the Company may elect to reimburse Mr. McNiel for up to $35,000 of expenses incurred by him annually commuting to the Company’s offices and traveling to other locations where business is being conducted.

Narrative Discussion to Summary Compensation Table

Jim McNiel

In 2010, Mr. McNiel was employed pursuant to an arrangement that paid him a base salary of $200,000 per annum, plus the issuance to Mr. McNiel of $50,000 of the Company’s common stock per quarter, which shares were deemed vested as of the date they were issued.  While Mr. McNiel was considered to be an at will employee, the terms of this arrangement were set forth in an offer letter from the Company to Mr. McNiel.  The offer letter further provided that the Company would recommend to the Company’s Compensation Committee that Mr. McNiel be granted options to purchase shares of the Company’s common stock.  The offer letter also provided that if Mr. McNiel’s employment was terminated without cause, the vesting of the options granted to him would accelerate based on how long he had been employed by the Company at the time of termination.

On January 11, 2011, Mr. McNiel and the Company entered into an agreement for his employ (the “2011 Employment Agreement”).  Pursuant to the 2011 Employment Agreement, Mr. McNiel receives a base salary of $400,000 per annum. Under the 2011 Employment Agreement, Mr. McNiel is also entitled to participate in all benefit programs generally available to Company employees.

The 2011 Employment Agreement further provides that Mr. McNiel would receive an option to purchase 300,000 shares of the Company’s common stock, pursuant to the FalconStor Software Inc. 2006 Incentive Stock Plan (the “2006 Plan”), and (B) an option to purchase 1,220,000 shares of the Company’s common stock, pursuant to a Stand-Alone Stock Option Agreement, subject to stockholder approval of the Option Agreement (collectively, the “Stock Options”).  The Stock Options will have an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant, which was $3.22 per share.  The Stock Options vest and become exercisable in accordance with the following schedule: thirty three percent (33%) on the first anniversary of the date of this Agreement; thirty three percent (33%) on the second anniversary of the date of this Agreement; and thirty-four percent (34%) on January 1 of the third year following the date of this Agreement; provided, however, with respect to the options granted pursuant to the Option Agreement, if stockholder approval of the Option Agreement had not been obtained on or prior to January 11, 2012, the Option Agreement and the grant made thereunder would have been deemed void ab initio.  The Option Agreement was approved by a vote of stockholders at the annual meeting of stockholders on May 9, 2011.

The 2011 Employment Agreement further provides that in the event stockholder approval of the Option Agreement had not been obtained on or prior to January 11, 2012, the Company would have to grant to Mr. McNiel, at the first meeting of the Compensation Committee following that date, such number of restricted shares of the Company’s common stock having a value equivalent to that of the option to purchase 1,220,000 shares granted pursuant to the Option Agreement as of the date of the original option grant, as reasonably determined by the Compensation Committee.

The 2011 Employment Agreement further provides that the Company would grant Employee 90,000 restricted shares of the Company’s common stock (the “Restricted Shares”), pursuant to the 2006 Plan.  These Restricted Shares were granted on January 11, 2011.  The Restricted Shares will vest and the restrictions thereon will lapse as follows: fifty percent (50%) on the first anniversary of the date of this Agreement; and fifty percent (50%) on the second anniversary of the date of this Agreement.

The 2011 Employment Agreement further provides that, in light of the Company’s location and a disability that prevents Mr. McNiel from driving a car, the Company will provide transportation  so that Mr. McNiel may commute to and from the Company’s offices and to travel to other locations where business is being conducted.  In lieu of providing the transportation, on prior notice to the Mr. McNiel, the Company may elect to reimburse Mr. McNiel for up to $35,000 of expenses incurred by him annually commuting to the Company’s offices and traveling to other locations where business is being conducted.

Other Named Executive Officers

Each of the other Named Executive Officers is an employee at will.  However, the terms of Mr. Urquhart’s employment are set forth in an offer letter from the Company to Mr. Urquhart.  That offer letter provides for an annual salary of $285,000. In addition, on November 7, 2011, Mr. Urquhart was granted options to purchase 300,000 shares of the Company’s common stock. These options vest 33%, 33% and 34% on each of the three anniversaries commencing one year from the date of grant. In addition, the Company agreed to recommend to the Compensation Committee of its Board of Directors that Mr. Urquhart receive grants of options to purchase 50,000 shares of the Company’s common stock in each of the next two years following the first anniversary of his employment.

The salaries for the NEOs are set by the Compensation Committee using the criteria set forth above in the “Compensation Discussion and Analysis” section. The salary for each of these NEOs remained $250,000 for 2009, 2010 and 2011.

In March 2009, Messrs. Weber and Wu were each awarded non-qualified stock options to purchase 160,000 shares of Company stock and 90,000 shares of restricted stock. Thirty three percent of the options and the restricted shares vest on each of the first two anniversaries of the grant and thirty four percent vest on the third anniversary of the grant, in each case only if the grantee remains employed by the Company.  The Compensation Committee made these awards in order to retain the grantees. In each instance, the grantee had, more than six month’s previously, voluntarily canceled fully-vested stock options so that the Company could return the underlying shares to the pool available for grant. These returned shares were used to grant options to other Company employees for the purposes of recognition of the employees’ achievement and retention of the employees. In light of these voluntary cancellations, the Compensation Committee determined that the long term incentive compensation for the grantees could be insufficient to retain the grantees. In order to incentivize the grantees to remain with the Company, the grants were made.

In March 2009, in recognition of the individual performances of Messrs.  Weber and Wu during 2008, the Compensation Committee awarded each of them a discretionary cash bonus of $75,000.

In addition to their cash compensation, the Named Executive Officers also receive, from time to time, grants of equity compensation in accordance with the compensation philosophy discussed above.

C.  Grants of Plan-Based Awards For 2011

The following table provides information related to plan-based awards granted to the Company’s Named Executive Officers. The Company currently does not have any plans providing for the grant of stock appreciation rights.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (6)

James P. McNiel	1/11/2011	90,000	(3)	-		-	$289,800
President and Chief	1/11/2011	-		300,000	(4)	$3.22	$507,000
Executive Officer	1/11/2011	-		1,220,000	(5)	$3.22	$2,976,800
(Principal Executive Officer)

BryanUrquhart	11/7/2011	-		300,000	(4)	$3.11	$495,000
Vice President and Chief
Financial Officer
(Principal Financial Officer) (1)

Bernard Wu	5/9/2011	-		50,000	(4)	$4.12	$109,500
Vice President -
Business Development

Seth Horowitz	5/9/2011	-		50,000	(4)	$4.12	$109,500
Vice President -
General Counsel and Secretary

James Weber	-	-		-		-	-
Former Vice President and
Chief Financial Officer (2)

(1)	Mr. Urquhart was hired on November 3, 2011, as the Company’s Vice President and Chief Financial Officer. On November 10, 2011, Mr. Urquhart was named an Executive Officer of the Company.

(2)	Mr. Weber ceased to be an Executive Officer of the Company on November 10, 2011.

(3)	Reflects restricted stock awards granted from the Company’s 2006 Incentive Stock Plan. The awards vests 50% and 50% per year on each anniversary of the date of grant.

(4)	Reflects non-qualified stock option awards granted from the Company’s 2006 Incentive Stock Plan. The awards vests 33%, 33% and 34% per year on each anniversary of the date of grant.

(5)	Reflects non-qualified stock option awards granted from the Stand-Alone Stock Option Agreement. The award vests 33%, 33% and 34% per year on each anniversary of the date of grant

(6)	The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation.

D.  Outstanding Equity Awards at Fiscal Year End 2011

The following table provides information related to the aggregate outstanding equity awards which were granted to the Company’s Named Executive Officers as of December 31, 2011. The table does not include restricted stock awards to certain of the Named Executive Officers that were forfeited, as described above.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

James P. McNiel	200,000	(3)	100,000	(3)	$3.96	12/02/19	90,000	(14)	$232,200	(17)
President and Chief Executive	-		300,000	(4)	$3.22	01/11/21	-		-
Officer	-		1,220,000	(5)	$3.22	01/11/21	-		-
(Principal Executive Officer)

Bryan Urquhart	-		300,000	(6)	$3.11	11/07/21	-		-
Vice President and
Chief Financial Officer
(Principal Financial Officer) (1)

Bernard Wu	49,284	(7)	-		$4.04	11/10/12	30,600	(15)	$78,948	(17)
Vice President	75,000	(8)	-		$6.80	11/07/15	-		-
Business Development	105,600	(9)	54,400	(9)	$2.25	03/09/19	-		-
	-		50,000	(10)	$4.12	05/09/21	-		-

Seth Horowitz	70,000	(11)	-		$5.07	05/06/12	17,000	(16)	$43,860	(17)
Vice President -	20,000	(7)	-		$4.04	11/10/12	-		-
General Counsel and Secretary	33,000	(12)	17,000	(12)	$2.25	03/09/19	-		-
	-		50,000	(10)	$4.12	05/09/21	-		-

James Weber	11,340	(11)	-		$5.07	05/06/12	30,600	(15)	$78,948	(17)
Former Vice President and	30,000	(7)	-		$4.04	11/10/12	-		-
Chief Financial Officer (2)	50,000	(13)	-		$5.33	05/14/13	-		-
	105,600	(9)	54,400	(9)	$2.25	03/09/19	-		-

(1)	Mr. Urquhart was hired on November 3, 2011, as the Company’s Vice President and Chief Financial Officer. On November 10, 2011, Mr. Urquhart was named an Executive Officer of the Company.

(2)	Mr. Weber ceased to be an Executive Officer of the Company on November 10, 2011.

(3)	Mr. McNiel was awarded 300,000 stock options on December 2, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(4)	Mr. McNiel was awarded 300,000 stock options on January 11, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(5)
Mr. McNiel was awarded 1,220,000 stock options on January 11, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period. The award was approved by the Company stockholders’ at the Annual Meeting of Stockholders’ on May 9, 2011.

(6)	Mr. Urquhart was awarded 300,000 stock options on November 7, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(7)	Award fully vested on November 10, 2005.

(8)	Award fully vested on November 6, 2008.

(9)	Messrs. Wu and Weber were each awarded 160,000 stock options on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(10)	Messrs. Wu and Horowitz were each awarded 50,000 stock options on May 9, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(11)	Award fully vested on May 6, 2005.

(12)	Mr. Horowitz was awarded 50,000 stock options on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(13)	Award fully vested on May 14, 2006.

(14)	Mr. McNiel was awarded 90,000 shares of restricted stock on January 11, 2011, which vest 50% and 50% on each anniversary over a two-year period.

(15)
Messrs. Wu and Weber were each awarded 90,000 shares of restricted stock on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 59,400 restricted stock awards have vested.

(16)
Mr. Horowitz was awarded 50,000 shares of restricted stock on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 33,000 restricted stock awards have vested.

(17)	The Closing Price of the Company’s stock price on December 31, 2011 was $2.58 per share.

E.  Option Exercises and Stock Vested for 2011

The following table provides information related to options exercised by the Company’s Named Executive Officers and the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

JamesP. McNiel	-	-
President and Chief Executive
Officer
(Principal Executive Officer)

BryanUrquhart	-	-
Vice President and
Chief Financial Officer
(Principal Financial Officer) (1)

BernardWu	29,700	$138,996	(3)
Vice President
Busness Development

SethHorowitz	16,500	$77,220	(4)
Vice President
General Counsel and Secretary

JamesWeber	29,700	$138,996	(3)
Former Vice President and
Chief Financial Officer (2)

(1)	Mr. Urquhart was hired on November 3, 2011, as the Company’s Vice President and Chief Financial Officer. On November 10, 2011, Mr. Urquhart was named an Executive Officer of the Company.

(2)	Mr. Weber ceased to be an Executive Officer of the Company on November 10, 2011.

(3)
Reflects 33% vesting of 29,700 shares of restricted stock awarded to each of Messrs. Wu and Weber on March 9, 2009. The average market price of the Company’s stock at the vesting date was $4.68 per share.

(4)	Reflects 33% vesting of 16,500 shares of restricted stock awarded to Mr. Horowitz on March 9, 2009. The average market price of the Company’s stock at the vesting date was $4.68 per share.

F.  Potential Payments Upon Severance or Change in Control

Severance Agreements

The 2011 Employment Agreement with Mr. McNiel provides for certain payments upon severance or a change in control.

If Mr. McNiel’s employment is terminated by the Company without Cause (as defined in the 2011 Employment Agreement), or by Mr. McNeil for Good Reason (as defined in the 2011 Employment Agreement), Mr. McNiel is entitled to the following:

(i)
his fully earned but unpaid base salary, when due, through the termination date at the rate then in effect, plus all other amounts which Mr. McNiel earned and accrued under any compensation plan of the Company at the time of termination;

(ii)
a lump sum cash payment equal to twelve (12) months of the his annual base salary, including both cash salary and the cash equivalent of shares of the Company’s common stock payable under the 2011 Employment Agreement, as in effect immediately prior to termination date; and

(iii)	the right to COBRA benefits, at Employee’s cost.

If the 2011 Employment Agreement expires and the parties do not enter into a subsequent agreement extending Mr. McNiel’s employment as President and Chief Executive Officer, Mr. McNiel is entitled to the following:

(i)
his fully earned but unpaid base salary, when due, through the termination date at the rate then in effect, plus all other amounts which he earned and accrued under any compensation plan of the Company at the time of termination;

(ii)
a lump sum cash payment equal to six (6)  months of his annual base salary, including both cash salary and the cash equivalent of shares of the Company’s common stock payable under the 2011 Employment agreement, as in effect immediately prior to the termination date; and

(iii)	the right to COBRA benefits, at his cost;

provided, however, that Mr. McNiel is not entitled to receive any payments or benefits under for failure to renew if,

(x)	the Company declines to enter into a renewal agreement with Mr. McNiel because Mr. McNiel breached certain sections of the 2011 Employment Agreement; or

(y)	Mr. McNiel was terminated for Cause, as defined in the 2011 Employment Agreement; or

(z)
Mr. McNiel received a change of control payment from the Company under any other plan, program or agreement that provides change of control benefits that are at least equal to the amount that would be received by Mr. McNiel pursuant to the severance terms of the 2011 Employment Agreement.

If Mr. McNiel's employment is terminated as a result of death, the Company will provide his estate with:

(i)
his fully earned but unpaid base salary, when due, through the termination date at the rate then in effect, plus all other amounts which Mr. McNiel earned and accrued under any compensation plan of the Company at the termination date; and

(ii)
A death benefit equivalent to one (1) times Mr. McNiel’s annual base salary, including both cash salary and the cash equivalent of shares of the Company’s common stock payable under the 2011 Employment Agreement, at the rate then in effect payable as may be determined by the Company, but not less often than six (6) equal monthly installments, payable on the last day of each month, commencing in the month subsequent to the month in which the death occurs.

 Change in Control Agreements

The Company’s 2005 Key Executive Severance Protection Plan (the “2005 Plan”) provides for payments to certain officers and employees of the Company, including all of the Named Executive Officers, in the event that there is a change in control of the Company and the individual’s employment is terminated within twenty-four months of the change in control. These agreements were entered into to ensure the continued service of the Named Executive Officers in the event of a change in control.

For purposes of the 2005 Plan, a “Change in Control” is deemed to have occurred if:

•	more than fifty percent of the Company’s voting securities, or the power to vote more than fifty percent of the Company’s voting securities, is acquired;

•	the members of the Company’s board of directors cease to be a majority of the board of directors following a merger;

•	a merger, consolidation or reorganization (a) with or into the Company, or (b) in which securities of the Company are issued;

•	a complete liquidation or dissolution of the Company; or

•	the sale or other disposition of all or substantially all of the assets of the Company.

In the event a Change in Control occurs, and a Named Executive Officer is terminated, or the Named Executive Officer ends his employment for Good Reason, within two years of the Change in Control, the Named Executive Officer is entitled to certain severance benefits (“Severance Benefits”). The Named Executive Officer is not entitled to severance benefits if the Named Executive Officer is terminated: (a) for cause; (b) by reason of permanent disability; (c) voluntarily by the Named Executive Officer other than for certain defined reasons; or (d) by death.  “Good Reason” for leaving employment includes: (i) a diminution in the NEO’s title, offices or responsibilities; (ii) a reduction in base salary; (iii) a material increase in commuting distance or business travel requirements; (iv) a diminution in compensation or benefits; (v) a breach of the 2005 Plan; or (vi) a purported termination for cause which does not comply with the terms of the 2005 Plan.

The Severance Benefits to which each of the Named Executive Officers would be entitled are:

a.	a payment equal to three times the Named Executive Officer’s base salary, on an annualized basis, at the time of the Change in Control or, if greater, at any time after the Change in Control;

b.	a payment equal to three times the highest annual bonus paid or payable to the Named Executive Officer during the three years preceding the Change in Control;

c.
the continuation for three years for the Named Executive Officer and his dependents and beneficiaries of basic life insurance, flexible spending account, medical and dental benefits which were being provided immediately prior to the Change in Control (or, if greater, at any time thereafter); and

d1.	replacement of all stock options granted by the Company, whether or not vested, with an equal number of fully vested options to purchase shares of the Company’s common stock; or

d2.
if the Company’s board of directors approves at the time, the surrender of all options, whether vested or not, in return for a cash payment equal to the difference between the full exercise price of each option surrendered and the greater of: (1) the average price per share paid in connection with the acquisition of control of the Company; (2) the price per share paid in connection with any tender offer leading to control of the Company; and (3) the mean between the high and the low selling price of Company common stock on the relevant market on the date on which the Named Executive Officer became entitled to receive Severance Benefits.

In addition, each of the Named Executive Officers is entitled to: (1) at the time any such tax is due, a lump sum payment equal to the amount of any income tax payable by the Named Executive Officer and attributable to the benefits set forth in (c); and (2) in the event that any of the Severance Benefits is subject to an excise tax, a payment in an amount grossed up so that the net payment, after taxes, is equal to the excise tax.

The following table sets forth the value of the severance benefits each Named Executive Officer would be entitled to receive under the 2005 Plan assuming that a Change in Control and the entitlement to receive Severance Benefits occurred on December 31, 2011:

Severance Benefit Component	James McNiel	Bryan Urquhart	Bernard Wu	Seth Horowitz	James Weber (7)

3 x Base Salary	$1,200,000	$855,000	$750,000	$750,000	$-
3 x Bonus	$-	$-	$225,000	$90,000	$-
3 x Value of Benefits (1), (2)	$47,624	$46,830	$45,590	$46,590	$-
Benefits Income Tax Gross-Up (2), (3)	$34,886	$34,304	$35,355	$34,128	$-
Excise Tax Gross-Up (2), (4), (5)	$-	$-	$-	$-	$-
Reduction to avoid excise tax (4)	$(94,849)	$(80,852)	$-	$-	$-
Equity Awards - Vested and Unvested Accelerated (6)	$232,200	$-	$131,748	$60,360	$-
Total	$1,419,861	$855,282	$1,187,693	$981,078	$-

(1)	Benefits include medical benefits, dental benefits, long-term disability and group-term life insurance.

(2)	Assumes that the Named Executive Officer receives three full years of benefits.

(3)
Assumes (i) an effective federal income tax rate of 31.86% for Messrs. McNiel, Urquhart and Horowitz and an effective federal income tax rate of 31.4% for Mr. Wu, (ii) an effective 8.97% New York state tax rate for Messrs. McNiel, Urquhart and Horowitz and (iii) an effective 10.3% California state tax rate for Mr. Wu.

(4)
The 2005 Plan provides that if any participant is subject to excise tax under Internal Revenue Code Section 4999 (“IRC 4999”), the participant would be entitled to receive an additional payment (“Gross-Up Payment”) such that the net amount retained by the participant from the Gross-Up Payment, after reduction for any federal, state and local income taxes, employment taxes and the excise tax on the Gross-Up Payment (and any interest, penalties or additions to tax payable by the participant with respect thereto), is equal to the excise tax imposed on his or her payments. However, in the event that a reduction to the payments in respect of a participant of 10% or less would cause no excise tax to be payable, then the participant is not entitled to a Gross-Up Payment and the payments will be reduced (but not below zero) to the extent necessary so that the payments shall not be subject to the excise tax. The payments to Messrs. McNiel and Urquhart would be subject to excise tax under IRC 4999. However, if the payments to both Messrs. McNiel and Urquhart were reduced by $94,849 and $80,852, respectively, neither would be subject to excise tax under IRC 4999. The payments set forth in the table for Messrs. McNiel and Urquhart are reduced by these amounts.

(5)	Messrs. Wu and Horowitz are not subject to the excise tax provisions of the IRC 4999.

(6)
The value of (i) vested and unvested accelerated stock options and (ii) unvested restricted stock awards is the difference between the exercise price of each option and $2.58, the closing price the Company’s common stock on the Nasdaq Global Market on December 31, 2011.

(7)	Mr. Weber ceased to be an Executive Officer of the Company on November 10, 2011.

Report on Repricing of Options.  None of the stock options granted under any of the Company’s plans was repriced in the fiscal year ended December 31, 2011.

Compensation Committee Interlock and Insider Participation. Messrs. Alan W. Kaufman, Irwin Lieber and Eli Oxenhorn served as members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2011. Except as disclosed under “Certain Relationships and Related Transactions – Related Party Transactions Reviewed During 2011” there were no relationships that require disclosure under Item 407(e)(4) of Regulation S-K.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1) (c)
Equity compensation plans approved by security holder	14,982,611	$4.78	1,747,161

1.	As of December 31, 2011

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has recognized that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  The Board therefore adopted a policy to be followed in connection with all related party transactions involving the Company.

A.           Identification of Related Transactions

Under the policy, any “Related Party Transaction” shall be consummated or shall continue only if:

1.
the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

2.	the transaction is approved by the disinterested members of the Board of Directors; or

3.	the transaction involves compensation approved by the Company’s Compensation and Management Development Committee.

For purposes of the policy, a "Related Party" is:

1.	a senior officer (which includes at a minimum each executive officer) or director of the Company; or

2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates); or

3.	a person who is an immediate family member of a senior officer or director; or

4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For purposes of the policy, a "Related Party Transaction" is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1.	transactions available to all employees generally

2.	transactions involving less than $5,000 when aggregated with all similar transactions.

B.           Audit Committee Approval

The Board of Directors determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Party Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management updates the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

C. Corporate Opportunity

The Board recognizes that situations may exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a Related Party (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors of the Company for consideration.

D. Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

E. Other Agreements

Management assures that all Related Party Transactions are approved in accordance with any requirements of the Company’s financing agreements.

Related Party Transactions Reviewed During 2011

Seth Oxenhorn, the son of Eli Oxenhorn, the Chairman of our Board of Directors, is a Director of Business Development for the Company. This is a non-executive role. During 2011, Seth Oxenhorn received total compensation of $326,835, of which $110,000 was salary, $107,335 was commission, and $109,500 was the value of a grant of stock options.  All of such compensation earned by Seth Oxenhorn is in accordance with the Company’s compensation plan for all personnel in similar positions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The accounting firm of KPMG LLP has been selected as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. Although the selection of accountants does not require ratification, the Audit Committee of the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of KPMG LLP, which served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2011, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees for services rendered by KPMG LLP for the years 2011 and 2010 fell into the following categories:

Audit Fees: Fees billed for professional services rendered by KPMG LLP for the audits of the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2011 and 2010, and the reviews of the interim condensed consolidated financial statements included in the Company's Form 10-Qs during such fiscal years. These fees also include (i) statutory audits of certain Company subsidiaries, and (ii) audits of internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. The 2010 audit fees include $43,000 for additional audit fees related to 2010, but billed and paid during 2011.

Audit Relate Fees: Fees billed for professional services rendered by KPMG LLP for (i) agreed-upon procedures relating to the XBRL-tagged data of the Company's June 30, 2011 and September 30, 2011 Form 10-Q’s and the December 31, 2011 Form 10-K, (ii) registration statement on Form S-8, and (iii) Securities and Exchange Commission comment letter.

Tax Fees:  Fees billed for tax-related services rendered by KPMG LLP to the Company.

All Other Fees: Fees billed for on-line resource tools provided by KPMG LLP for the years 2011 and 2010.

The approximate fees for each category were as follows:

	Year Ended December 31,
Description	2011	2010
Audit Fees	$609,487	$830,321
Audit Related Fees	$124,000	$-
Tax Fees	$3,417	$3,175
All Other Fees	$1,792	$1,629

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the fees other than the audit fees is compatible with maintaining KPMG LLP’s independence and believes that it is compatible.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Pre-Approval Procedures. The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company:

            For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at a meeting of the Audit Committee.

            The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

            For non-audit services, Company management will submit to the Audit Committee for approval (during the second quarter of each fiscal year) the list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

            To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

            The independent registered public accounting firm must ensure that all audit and non-audit services provided to the Company have been approved by the Audit Committee. The Company Controller will be responsible for tracking all independent registered public accounting firm fees against the budget for such services and report at least annually to the Audit Committee.

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Please see the Audit Committee discussion in the Board of Directors section, above, for a discussion of the Audit Committee.

The Audit Committee meets with KPMG LLP (the Company’s independent registered public accounting firm) and reviews the scope of their audit, report and recommendations. The Audit Committee members reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2011 with management. The Audit Committee also discussed all matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with representatives of such firm.

Based on their review and the discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, to be filed with the SEC.

Audit Committee Steven Fischer (Chair) Irwin Lieber Barry Rubenstein

SOLICITATION STATEMENT

The Company will bear all expenses in connection with the solicitation of proxies. In addition to the use of the mail, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company will, upon their request, reimburse brokerage houses and persons holding shares of Common Stock in the names of the Company’s nominees for their reasonable expenses in sending solicited material to their principals.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than November 30, 2012.

On May 21, 1998 the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal, which is not addressed in the Company’s proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

With respect to the Company’s 2013 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company’s proxy statement by February 13, 2013 the Company will be permitted to use its discretionary voting authority as outlined above.

OTHER MATTERS

So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

ANNUAL REPORT

The Company has sent, or is concurrently sending, to all of its stockholders of record as of March 16, 2012 information on how those stockholders may access a copy of the Company’s Annual Report for the fiscal year ended December 31, 2011. Such report contains the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011.

By Order of the Board of Directors, /s/ Seth R. Horowitz Seth R. Horowitz Secretary

Dated:        Melville, New York
March 28, 2012

The Company will furnish a free copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (without exhibits) to all of its stockholders of record as of March 16, 2012 who will make a written request to Mr. Bryan Urquhart, Chief Financial Officer, FalconStor Software, Inc., 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.